UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2021

Chinook Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37345	94-3348934
(Commission File No.)	(IRS Employer Identification No.)

1600 Fairview Avenue East, Suite 100

Seattle, WA

(Address of principal executive offices)

98102

(Zip Code)

Registrant’s telephone number, including area code: (206) 485-7051

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KDNY	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Chinook Therapeutics, Inc. (the “Company”) announced effective June 7, 2021 that Tom Frohlich has been promoted to the position of Chief Operating Officer. Prior to his appointment as Chief Operating Officer, Mr. Frohlich has served as the Chief Business Officer of the Company since January 2019. Since April 2018, Mr. Frohlich has also served as an Operating Principal and subsequently as an Entrepreneur in Residence at Versant Ventures, a healthcare investment firm. From April 2018 to December 2018, Mr. Frohlich served as the Senior Vice President of Business Development at Inception Sciences, Inc., a drug discovery engine co-founded with Versant Ventures. Mr. Frohlich received a B.Sc. in Biochemistry from the University of Victoria and an M.B.A. from the University of Oxford.

In connection with his promotion to Chief Operating Officer, the Company increased Mr. Frohlich’s annual base salary to $425,000 USD per year, effective June 7, 2021.  Mr. Frohlich also received options to purchase 30,000 shares of common stock with an exercise price of the closing price of our stock on The Nasdaq Stock Market on June 7, 2021, which will vest as to 25% of the shares on the one year anniversary of the grant, and the remaining shares vesting in equal monthly installments over the next three years.  Mr. Frohlich’s target Bonus will remain at 40%; provided, however, that the actual bonus, if any, will be based on the Company’s and Mr. Frohlich’s performance in the 2021 fiscal year.

In addition, the Company announced that Andrew King has been promoted effective June 7, 2021 to the position of Chief Scientific Officer. Prior to his appointment as Chief Scientific Officer, Andrew King, BVMS, Ph.D. has served as the Head of Renal Discovery and Translational Medicine of the Company since May 2019. From August 2018 through May 2019, Dr. King served as the Executive Vice President of Discovery at BIOAGE Labs, a private biotechnology company. From August 2015 through August 2018, Dr. King served as the Senior Director of Discovery and Translational Biology at Ardelyx, Inc., a publicly traded biotechnology company, where he focused on delivering small molecule candidates for the treatment of cardio-renal diseases. Dr. King received a B.Sc. in Veterinary Biology from Murdoch University in Australia, a BVMS from Murdoch University in Australia and a Ph.D. in Pharmacology from Michigan State University.  In connection with his promotion to Chief Scientific Officer, Dr. King received options to purchase 21,500 shares of common stock with an exercise price of the closing price of our stock on The Nasdaq Stock Market on June 7, 2021, which will vest as to 25% of the shares on the one year anniversary of the grant, and the remaining shares vesting in equal monthly installments over the next three years.

Item 5.07    Submission of Matters to a Vote of Security Holders.

On June 4, 2021, the Company held its 2021 Annual Meeting of Stockholders and the following proposals were adopted:

1.

Election of two Class III directors, Srinivas Akkaraju and Dolca Thomas, each to serve three-year terms through the 2024 annual meeting of stockholders and until a successor has been elected and qualified or until earlier resignation or removal:

Nominees	Shares For	Shares Withheld	Broker Non-Votes
Srinivas Akkaraju, M.D., Ph.D.	34,591,655	324,417	4,655,827
Dolca Thomas	34,902,516	13,556	4,655,827

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021:

Shares For	Shares Against	Shares Abstaining
39,523,981	47,806	112

3.	Non-binding advisory approval on the compensation of our Named Executive Officers:

Shares For	Shares Against	Shares Abstaining	Broker Non-Votes
34,867,137	42,721	6,214	4,655,827

4.	Non-binding advisory approval of the frequency of advisory votes on the compensation of our Named Executive Officers:

One Year	Two Years	Three Years	Shares Abstaining
34,764,555	3,271	144,495	3,751

In accordance with the recommendation of the Company’s Board of Directors (the “Board”) and consistent with the stockholder voting results, the Board has determined that the say-on-pay vote will be conducted annually, until the next stockholder vote on say-on-pay frequency, which vote will occur no later than the Company’s 2027 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2021		Chinook Therapeutics, Inc.

	By:	/s/ Eric L. Dobmeier
Eric L. Dobmeier
President and Chief Executive Officer